Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, Florida 33401

(561) 515-1900

FOR FURTHER INFORMATION:

AT FTI CONSULTING:

Jack Dunn, President & CEO

(561) 515-1900

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. ANNOUNCES COMPLETION OF $209.4 MILLION

ACCELERATED STOCK BUYBACK TRANSACTION WITH GOLDMAN, SACHS & CO.

West Palm Beach, FL, September 9, 2011 — FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that as of September 2, 2011, Goldman, Sachs & Co. completed the previously announced accelerated stock buyback transaction entered into on March 2, 2011 (“2011 ASB”), which resulted in the purchase of an additional 671,647 shares of common stock, for a total purchase of 5,733,205 shares at a total acquisition cost of $209.4 million. As permitted by the supplemental confirmation entered into on March 2, 2011 to the collared accelerated stock buyback master confirmation agreement dated November 9, 2009 between FTI Consulting and Goldman Sachs, Goldman Sachs accelerated the termination date of the 2011 ASB (which was to occur no later than December 2, 2011) to September 2, 2011. The 2011 ASB was part of the Company’s previously announced $500 million share repurchase program, and was funded using available cash on hand. The 2011 ASB completes the $500 million stock repurchase authorized by FTI Consulting’s Board of Directors in 2009. FTI Consulting has today filed a Current Report on Form 8-K with the Securities and Exchange Commission concerning the completion of the 2011 ASB.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,700 employees located in 22 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. The company generated $1.4 billion in revenues during fiscal year 2010. More information can be found at www.fticonsulting.com.

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